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                                                                    EXHIBIT 99.1

IMPCO Technologies Closes $18.75 Million in Private Placement of Common Stock with Institutional and Accredited Investors through Adams, Harkness & Hill, Inc.

CERRITOS, Calif., May 8, 2002 /PRNewswire/ -- IMPCO Technologies Inc. (Nasdaq:
IMCO - news), today announced that they have closed an $18.75 million private
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placement financing of common stock with several large institutional investors.
IMPCO sold a total of 1.5 million shares at $12.50 per share. The financing was placed by Adams, Harkness & Hill.

Robert M. Stemmler, CEO and Chairman, said, "This funding will enable IMPCO an acquisition pool for potential acquisitions in the alternative fuels business and general corporate purposes." Stemmler added, "I am grateful to our investment bankers at Adams, Harkness & Hill for completing an effective financing transaction."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

For further information, please contact Mr. Dale Rasmussen, Investor Relations, +1-206-315-8242, or media, Mr. James S. Mitchell, +1-562-274-0116.